EXHIBIT 99.8
------------



AT THE COMPANY:  AT THE FINANCIAL RELATIONS BOARD:

Karen Dickelman  Dennis Waite       Laura Kuhlmann   Susan Steidle
Director of      General Inquiries  Media Inquiries  Analyst Inquiries
Investor         312 640-6674       312 640-6727     312 640-6774
Relations
312 683-3671



            BANYAN STRATEGIC REALTY TRUST TO BEGIN TRADING
                UNDER NEW SYMBOL MONDAY, MARCH 2, 1998


FOR IMMEDIATE RELEASE

     CHICAGO, MARCH 2, 1998 -- BANYAN STRATEGIC REALTY TRUST (Nasdaq:
BSRTS) reports that its shares of beneficial interest previously listed on the Nasdaq under the symbol VLANS will begin trading on the Nasdaq under the new symbol BSRTS effective today Monday, March 2, 1998.

     Leonard G. Levine, President of the Trust, reported that the move from VLANS to BSRTS should make the Trust easier to locate for the investment community.

     Banyan Strategic Realty Trust is a diversified Equity Real Estate Investment Trust (REIT) with a portfolio that includes primarily light industrial/warehouse and suburban office buildings, as well as retail and residential properties. The properties are located in major metropolitan areas and mid-to-small second tier markets primarily in the Midwest and Southeast United States. The Trust currently, has 13,268,316 shares of beneficial interest outstanding.



     Some of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. Although the Trust has used its best efforts to be accurate in making these forward-looking statements, it is possible that the assumptions made by management may not materialize. The cash flow generated by, or capital appreciation from, real property investment may be adversely affected by change in demographic, local real estate conditions, government regulations, zoning or tax laws, environmental or other legal liabilities and changes in interest rates.


     See Banyan's Website at http://www.banyanreit.com for complete company information.


   For further information regarding Banyan free of charge via fax, dial 1-800-PRO-INFO and enter "VLANS."